January 29, 2018

RE: World Monitor Trust III Series J (“WMT-III”)

Dear Unitholder,

We are writing to inform you of the recent change in control of the majority indirect ownership of the Investment Manager – Kenmar Preferred Investments, LLC – of WMT-III. Effective January 1, 2018, full (100%) ownership of the parent company of Kenmar Preferred Investments, LLC – the Investment Manager for WMT-III – was assumed by its longstanding minority owner, the Bustan Trust. As an investor in the Registrant, the Managing Owner will continue to deliver the same investment advice and support that you have been receiving since you decided to invest in the Registrant.

Frequently Asked Questions

Q1: Why did you make these changes?

The former majority owner of the parent company of Kenmar Preferred Investments, for structural and internal reasons, has relinquished all its control to the longstanding minority owner, the Bustan Trust. Leadership and investment management decisions of the management company – Kenmar Preferred Investments, LLC – for WMT-III remains the same.

Q2: Is any action required?

No action is required by the Financial Advisor or client.

Q3: Will these changes have any impact on my tax reporting?

No. These changes will have no impact on your tax reporting.

We appreciate your continued support of WMT-III and Kenmar Preferred. If you have any questions or concerns, please do not hesitate to contact your Financial Advisor or Kenmar Preferred’s Investor Services Group at (212) 596-3480.

Kind regards,

Jim Parrish

President

Kenmar Preferred Investments, LLC

Investments in commodities/futures, options on them, and managed futures are not appropriate for all investors, as the risk of loss is substantial. Therefore, only risk or hedge capital should be invested in these securities.

Alternative investments carry specific investor qualifications which can include high income and net-worth requirements as well as relatively high investment minimums. They are complex investment vehicles, which generally have high fixed and variable costs and substantial risks. The high expenses often associated with these investments must be offset by trading profits and other income. They tend to be more volatile than other types of investments and present an increased risk of investment loss. There may also be a lack of transparency as to the underlying assets. Additionally, there may be no secondary market for alternative investment interests and transferability may be limited or even prohibited. Other risks may apply

Kenmar Preferred Investments, LLC - P.O Box 5537, New York, NY 10185 - Tel: 212-596-3480

as well, depending on the specific investment product. Please carefully review the Private Placement Memorandum or other offering documents for complete information regarding terms, including all applicable fees, as well as other factors you should consider before investing.